Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc:  Financial Representative

Wells Real Estate Fund XIII, L.P. Fact Sheet            XIII

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
ADIC	100%	28%
American InterContinental University	100%	28%
AmeriCredit – FL	100%	28%
John Wiley & Sons	100%	28%
Siemens – Orlando	100%	47%
Randstad – Atlanta	100%	47%
7500 Setzler Parkway	100%	47%
WEIGHTED AVERAGE	100%

FUND FEATURES

OFFERING DATES	March 2001 – March 2003

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%

AMOUNT RAISED	$37,751,487

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund XIII is now in the holding phase of its life cycle, as it has invested all of its funds with the acquisition of 7500 Setzler Parkway in Brooklyn Park, Minnesota, in March 2004. The Fund owns interests in seven properties, and all seven properties are 100% leased, with American InterContinental University expanding into the remaining vacancy in their building last quarter.

The 7500 Setzler Parkway acquisition was the highlight for the Fund in the first quarter 2004. This high-quality industrial asset enjoys a prime location in the greater Minneapolis market and we believe represents an excellent asset for rounding out the portfolio. With the Fund now fully invested, we anticipate stable performance in the near term.

The third quarter 2004 operating distributions to the Cash-Preferred unit holders were 8.0%, consistent with the second quarter distribution rate. We anticipate that operating distributions may increase in the near term as a result of the Fund being fully invested with no vacancies in the portfolio.

No operating distributions have been made to the investors holding Tax-Preferred units or to the General Partners in line with the partnership agreement.

Property Summary

•	The ADIC building, located in Denver, Colorado, is fully leased until 2011.

•	The American InterContinental University building is in Hoffman Estates, Illinois, a suburb of Chicago. This asset is now 100% leased, with AIU having expanded into the remaining vacant space. Lease expirations are spread between 2006 and 2010.

•	AmeriCredit is located in Jacksonville, Florida. The property is 100% leased, and the lease expiration occurs in 2011.

•	John Wiley & Sons is located in Indianapolis, Indiana. While two small leases expire in 2005, the major tenant lease to John Wiley extends until 2009.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund XIII, L.P. Fact Sheet            XIII

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	8.00%	8.00%	8.00%	—	—
2003	5.00%	4.50%	5.25%	6.50%	5.31%
2002	6.43%	5.00%	5.00%	5.00%	5.36%
2001	0.00%	0.00%	0.00%	6.58%	2.17%

TAX PASSIVE LOSSES — TAX-PREFERRED PARTNERS

2004	2003	2002	2001	2000	1999
—	6.47%	6.42%	2.06%	N/A	N/A

•	The Siemens – Orlando building is located in Orlando, Florida, and was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	Randstad – Atlanta was acquired in December 2003. This office property is 100% leased, and the expiration is in 2013.

•	As noted above, 7500 Setzler Parkway in Brooklyn Park, Minnesota, was acquired in March 2004. This property is 100% leased to R. R. Donnelley & Sons until 2010.

For further information, please refer to Fund XIII’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds